Exhibit 99.3
Newfield Exploration Company
News Release

July 29, 2014

Newfield Signs Agreement to Sell its Granite Wash Assets for $588 million
Proceeds to be used to reduce long-term debt

FOR IMMEDIATE RELEASE

The Woodlands, TX – July 29, 2014 -- Newfield Exploration Company (NYSE: NFX) today announced the signing of a $588 million purchase and sale agreement for its Granite Wash assets to Oklahoma City-based Templar Energy LLC (operating through Le Norman Operating LLC). The sale will have an effective date of July 1, 2014, and is expected to close in the third quarter of 2014.

Newfield’s assets in the Granite Wash include approximately 42,000 net acres and current net daily production is nearly 65 MMcfe/d, of which approximately 60% is natural gas. Proved net reserves at year-end 2013 were approximately 38 MMBOE. Newfield intends to use the proceeds from this sale to call its 7 1/8% Senior Subordinated Notes due in 2018.
“Today’s announcement is consistent with the underlying objectives in our three-year plan,” said Larry Massaro, Newfield Executive Vice President and CFO. “Today's sale further demonstrates our willingness to monetize non-strategic assets, high-grade our portfolio, accelerate our domestic growth programs and strengthen our balance sheet. Our future investments will be in high-return, scalable resource plays where we can drive value through repeatable application of our core competencies in drilling and completions.”
J.P. Morgan Securities and Wells Fargo Securities acted as Newfield’s financial advisors on this transaction.

Newfield also disclosed that the Company is now completing its planned repairs to its Pearl facility (jacket), located in the South China Sea. The topsides, located near Hong Kong, were recently loaded on a barge and installation remains on schedule, pending weather conditions over the next month. First oil is expected in the fourth quarter of 2014 with gross facility capacity of 40,000 BOPD gross. The Company intends to monetize its business in China.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.

We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors. Factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2013 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321 Email: info@newfield.com
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